Exhibit 10.2

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is made as of this first day of March 1, 2016 (the “Effective Date”), between MAJESCO, a California corporation located at 412 Mt. Kemble Avenue, Suite 110C, Morristown, New Jersey 07960 (“Sublessor”) and DIGILITY INC., a Delaware corporation located at 412 Mt. Kemble Ave. Suite 110C, Morristown NJ 07960 (“Sublessee”).

RECITALS:

A.           Route 206 Associates, a New Jersey partnership (“Landlord”), as Landlord, and Sublessor’s predecessor Agile Technologies, Inc., as Tenant (“Tenant”), entered into that certain Lease Agreement dated May 3, 2001, as amended by that certain First Amendment to Lease Agreement dated as of October 1, 2003 (the “First Amendment”), that certain Second Amendment to Lease dated as of January 20, 2004 (the “Second Amendment”) and that certain Third Amendment to Lease dated as of June 1, 2010 (the “Third Amendment”) (the Lease Agreement, as modified and amended by the First Amendment, the Second Amendment and the Third Amendment shall be referred to herein as the “Lease”) in connection with the leased premises (the “Premises”) located on the first floor of 685 Route 202/206, Bridgewater, New Jersey (the “Building”). The Lease was duly assigned from Agile Technologies, LLC, to Majesco pursuant to that certain Assignment and Assumption of Lease dated December 30, 2014.

B.           Sublessor and Sublessee have agreed that Sublessor shall sublet a portion of the Premises more particularly described on Exhibit A attached hereto and incorporated herein (the “Sublease Premises”) to Sublessee and Sublessee shall sublet the Sublease Premises from Sublessor pursuant to this Sublease. The portion of the Premises that are not being sublet to Sublessee shall be hereinafter referred to as the “Sublessor Premises”.

NOW, THEREFORE Sublessor and Sublessee, in consideration of the agreements herein set forth below, hereby covenant and agree as follows:

1.           (a)          Sublessor hereby subleases the Sublease Premises to Sublessee and Sublessee hereby subleases the Sublease Premises from Sublessor on the terms and conditions herein set forth. Sublessee shall not permit more than the lesser of (i) five (5) people, (ii) 500 square feet of usable floor space of the Sublease Premises or (iii) the maximum number of people permitted pursuant to applicable laws, regulations or ordinances or the Lease, to occupy the Sublease Premises at any one time.

(b)          Sublessor and Sublessee acknowledge that Sublessee and its employees and invitees must walk through a portion of the Sublessor Premises to access the Sublease Premises. Sublessee and its employees and invitees shall have the right to walk through those portions of the Sublessor Premises depicted on Exhibit A attached hereto (the “Common Hallways”) to access the Sublease Premises. In connection with Sublessee’s use of the Common Hallways as provided herein, Sublessee shall not interfere with or disrupt Sublessor’s use and occupancy of the Sublessor Premises. Sublessee will have access to and use of meeting rooms and all common areas as required.

2.           (a)           This Sublease shall commence on March 1, 2016 (the “Commencement Date”) and shall expire on July 31, 2017 (or at such earlier date as this Sublease or the Lease is terminated or expires pursuant to its terms or pursuant to law) (the “Term”), provided, however, the Term shall continue thereafter on a month-to-month basis, unless sooner terminated pursuant to any of the terms of this Sublease, the Lease or pursuant to, Sublessor and Sublessee shall each have the right to terminate this Sublease by giving to the other party thirty (30) days’ prior written notice of termination, If either party exercises its termination right, the monthly rent payable hereunder shall be apportioned as of the termination date. In such event, Sublessee shall remain liable for the payment of any outstanding monthly rent up to and including the effective date of such termination, and Sublessor shall remain liable for the refund of any prepaid monthly rent for the period following the effective date of such termination.

(b)          On or before the Commencement Date and on or before the first (1st) day of each month thereafter during the Term, Sublessee shall pay directly to Sublessor, without off-set or abatement of any kind, the amount of One Thousand Two Hundred and No/100 Dollars ($1,200.00). The monthly rent payable under this Sublease for any fractional month at the beginning of the Term and/or at the end of the Term shall be prorated based on 1/365 of the monthly rental for each day of the partial month this Sublease is in effect. No additional rent shall be due and payable under this Sublease, except that Sublessee shall pay to Sublessor, upon demand, any costs charged by Landlord for additional services and provided by Landlord under the Lease, such as over-time heating, ventilating and air conditioning.

3.           This Sublease is expressly subject and subordinate to the Lease. The Lease is hereby incorporated by reference as if specifically set forth herein, except as otherwise provided and except that the term “Landlord” as used in the Lease shall mean “Sublessor” and the term “Tenant”“ as used in the Lease shall mean “Sublessee.” All the terms and conditions of the Lease shall be applicable to this Sublease with the same force and effect as if Sublessor is the Landlord under the Lease and Sublessee is the Tenant under the Lease. All acts to be done by Sublessor, as tenant under the Lease, and all obligations of Sublessor, as tenant under the Lease, shall be done or performed by Sublessee as they relate to the Sublease Premises except as otherwise provided by this Sublease, and Sublessee’s obligations shall run both to Sublessor as Sublessor may reasonably determine to be appropriate or to be required by the respective interests of Sublessor. In the case of any breach of this Sublease by Sublessee, Sublessor shall have all of the rights against Sublessee as would be available to Landlord against the Tenant under the Lease. The following provisions of the Lease are hereby deleted for purposes of incorporation of the Lease into this Sublease:

(a)          Section 2.4 of the Lease; Sublessee shall have no right to elect to lease any storage space in the Building.

(b)          Section 6 of the Lease; Sublessee shall have no right to elect to extend the Term of the Lease.

(c)          Sections 18; Signs, Displays and Advertising and 29; Security Deposit, of the Lease.

(d)          Section 5 of the Second Amendment; Sublessee shall not have the right to use the four (4) exclusive parking spaces allocated to Sublessor under the Lease, it being agreed that Sublessor shall continue to have the exclusive right to park in such spaces pursuant to the Lease.

(e)          Section 7 of the Second Amendment.

4.           For the avoidance of doubt, Sublessee is not obligated to pay the fixed monthly rent amounts set forth in the Lease and the provisions in the Lease relating to the amount of the fixed monthly rent payable thereunder are not incorporated into this Sublease, it being agreed that Sublessee shall pay fixed monthly rent pursuant to this Sublease in accordance with Paragraph 3 hereof.

5.           Sublessee acknowledges and agrees that Sublessee shall only be entitled to such services and such performance as Landlord is obligated to render pursuant to the Lease and Sublessor shall have no liability to Sublessee for Landlord’s failure to perform any such obligations or other matters, unless Sublessor has otherwise agreed in writing to provide Sublessee with such services. Accordingly, Sublessor shall have no obligation to perform any work or services in or to the Sublease Premises or to perform any other obligation which is the obligation of the Landlord under the Lease (including, without limitation, the

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furnishing of heat, air conditioning, water, cleaning, electricity, repairs and sewage disposal), but, subject to the terms of this Sublease, Sublessee shall be entitled to have the benefit of all work and services to be provided or rendered by Landlord in or to the Sublease Premises. Sublessee agrees that it shall be the responsibility of Landlord to provide any such work and services and not that of Sublessor.

6.           Sublessor certifies that, as of the date hereof, (a) the Lease is in full force and effect; (b) except as expressly set forth in Recital A above, there are no amendments or modifications of any kind to the Lease; (c) there are no other promises, agreements, understandings, or commitments between Landlord and Sublessor relating to the Sublease Premises; (d) Sublessor has not given Landlord any notice whether written or oral of default (which has not been cured) or termination under the Lease; (e) a complete copy of the executed Lease and any amendments or supplements thereto is attached hereto as Exhibit B; (f) to Sublessor’s actual knowledge, no uncured default, event of default, or breach by Sublessor exists under the Lease, no facts or circumstances exist that, with the passage of time, will or could constitute a default, event of default, or breach under the Lease; (g) except for this Sublease, Sublessor has not assigned or sublet the Premises to any party; and (h) it will not accept or enter into any amendment or supplement to the Lease without the prior written consent of the Sublessee, which shall not be withheld, conditioned or delayed, so long as Sublessee’s obligations hereunder are not materially and adversely impacted and will not be unreasonably withheld, conditioned or delayed in all other instances.

7.           Sublessee shall maintain the insurance required by Tenant under the Lease as to the Sublease Premises, except that, in addition to the parties required under the Lease, Sublessor shall be named as additional insured on such policies. Prior to the Commencement Date, Sublessee shall deliver to Sublessor certificates of the insurance required to be maintained by Sublessee hereunder. Each party hereto has hereby remised, released, and discharged and does remise, release, and discharge the other party hereto and any officer, agent, employee, or representative of such party of and from any liability whatsoever hereafter arising from loss, damage, or injury for which insurance is carried (or required to be carried by the Lease or this Sublease) by the party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

8.           Sublessee agrees, insofar as it applies to the Sublease Premises during the Term of this Sublease and the obligations taken on by Sublessee hereunder, to indemnify, defend and hold harmless each of Landlord and Sublessor to the same extent that Sublessor has agreed to indemnify, defend and hold harmless Landlord under the Lease.

9.           Sublessee acknowledges and agrees that it has received and reviewed a copy of the Lease. In all provisions of the Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Sublessee shall be required to obtain the approval or consent of Sublessor.

10.         Sublessor agrees to perform the obligations of “Tenant” under the Lease to the extent that failure to do so would materially interfere with Sublessee’s use and occupancy of the Sublease Premises; provided, however, Sublessor is not obligated to perform those obligations of Tenant which Sublessee is obligated to perform pursuant to the terms of this Sublease.

11.         Except as set forth in Section 2(b) hereof, Sublessee may make no changes, alterations, additions, improvements or decorations in, to or about the Sublease Premises without Sublessor’s prior written consent, which consent may be withheld in Sublessor’s sole discretion.

12.         Sublessee acknowledges and agrees that Sublessor and its partners, members, directors, officers, employees and shareholders shall have no personal liability under this Sublease. Sublessee and any person or entity claiming by, through or under Sublessee shall look only to Sublessor’s estate and

Sublease MAJESCO/Route 206 Bridgewater, New Jersey	Page 3

property in the Lease for the satisfaction of any claims or damages, and no other property or assets of Sublessor or any of its partners, members, directors, officers, employees or shareholders shall be subject to lien, levy, execution or other enforcement action or procedure.

13.         Sublessee covenants and agrees not to assign this Sublease, nor sublet the Sublease Premises or any part thereof, nor mortgage or encumber its interest therein.

14.         No broker has been engaged or retained by Sublessor or Sublessee in connection with this transaction.

15.         All notices required to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by a nationally recognized overnight delivery service to the addresses for Sublessor and Sublessee as set forth below, or at such other place or places as either Sublessee or Sublessor may, from time to time, respectively designate in a written notice given to the other. Notices shall be deemed sufficiently served upon delivery if delivered by a nationally recognized overnight delivery service, or, if mailed, four (4) days after the date of such mailing.

If to Sublessor:	Majesco 685 Route 202/206 Bridgewater, NJ 08807 Attention: General Counsel Email: Lori.Stanley@majesco.com

If to Sublessee:	Digility Inc. 412 Mt. Kemble Ave. Suite 110C Morristown, NJ 07960 Attention: Hiren Shah Email: Hiren.Shah@mastek.com

16.         Sublessee shall accept the Sublease Premises in its “as is” condition, and neither Landlord nor Sublessor make any representation or warranty as to its condition or suitability for Sublessee’s purposes. Notwithstanding the foregoing sentence, Sublessor shall deliver the Sublease Premises in broom clean condition and vacant.

17.         All prior understandings and agreements between the parties are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties. This Sublease may not be changed in any manner other than by an agreement in writing executed by the party against whom enforcement of the change or modification is sought.

18.         Except as may be specifically prohibited herein, the covenants and agreements of this Sublease shall bind all successors and assigns of Sublessor and Sublessee and inure to the benefit of all permitted successors and assigns.

19.         This Sublease is expressly conditional on Landlord’s consent to sublet the Sublease Premises in the form attached hereto. Failure to obtain Landlord’s consent as set forth herein shall make this Sublease null and void and this Sublease shall have no force or effect.

20.         In the event of any conflict between the provisions of this Sublease and the provisions of the Lease, the provisions of this Sublease shall prevail as between Sublessor and Sublessee.

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21.         Subject to the terms of the Lease and this Sublease, Sublessor agrees that Sublessee keeping and performing the covenants herein contained on the part of Sublessee to be kept and performed, shall at all times during the term of this Sublease peaceably and quietly have, hold, and enjoy the Sublease Premises without interference or disturbance from Sublessor.

22.         This Sublease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.         Sublessee represents and warrants to Sublessor that this Sublease has been duly authorized, executed and delivered by and on behalf of Sublessee and constitutes the valid, enforceable and binding agreement of Sublessee. Sublessor represents and warrants to Sublessee that this Sublease has been duly authorized, executed and delivered by and on behalf of Sublessor and constitutes the valid, enforceable and binding agreement of Sublessor.

24.         Sublessee represents that its NAICS code is 541512. Sublessee represents that it is not a Specially Designated National or a Blocked Person as those terms are defined in the rules of the Office of Foreign Assets Control nor a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

25.         Sublessee agrees to be bound by all of the obligations of the Tenant set forth in the Lease.

[Signature Pages Follow]

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IN WITNESS WHEREOF the parties have executed this Sublease as of the Effective Date.

SUBLESSOR:	MAJESCO, a California corporation

By:	/s/ Bithindra Bhattacharya

Name:	Bithindra Bhattacharya

Title:	Finance Controller

Sublease MAJESCO/Route 206 Bridgewater, New Jersey	Signature Page

SUBLESSEE:	DIGILITY INC., a Delaware corporation

By:	/s/ Anant Thakrar

Name:	Anant Thakrar

Title:	SVP Finance

Sublease MAJESCO/Route 206 Bridgewater, New Jersey	Signature Page

LANDLORD’S CONSENT

The undersigned, Route 206 Associates (the “Landlord”) hereby consents to the Sublease between Majesco and Digility Inc., dated March 1, 2016, a copy of which is attached hereto.

ROUTE 206 ASSOCIATES
By:	S/K 206 Corp., General Partner

By:	/s/ Murray Kushner
Murray Kushner, President

Sublease MAJESCO/Route 206 Bridgewater, New Jersey	Signature Page

EXHIBIT A

SUBLEASE PREMISES

[To Be Attached]

Sublessor will provide use of up to 5 existing desks and use of a conference room to the Sublessee team.

Sublease MAJESCO/Route 206 Bridgewater, New Jersey	Exhibit

EXHIBIT B

COPY OF THE LEASE AND LEASE AMENDMENTS

[To Be Attached]

Sublease MAJESCO/Route 206 Bridgewater, New Jersey	Exhibit